EXHIBIT 10.44

DEFERRAL AGREEMENT
Charles Graham Pardee

TVA’s President and Chief Executive Officer has approved your participation in TVA’s Long-Term Deferred Compensation Plan (Plan) under the following terms:

Duration of deferral agreement	Three years and eight months
First compensation credit	$200,000 (05/01/2013)
Second and third compensation credits	$200,000 each (01/01/2014, 01/01/2015 and 01/01/2016)
Total credits over service period	$800,000
Expiration date	12/31/2016

Please read the following provisions carefully and indicate your approval by signing at the designated place below.
___________________________________________________________________________________________
As a participant in the Plan, I hereby agree to be bound by the following terms and conditions:

Annual deferred compensation credits as stated above will be made to an account in my name to cover a service period beginning May 1, 2013 and ending on December 31, 2016, provided that I remain employed by TVA through the expiration of the agreement on December 31, 2016. Upon the expiration of this agreement, the entire amount credited to my account, including interest or return as provided below, will be paid to me in a lump sum unless I elect below to have the balance of my Long-Term Deferred Compensation Plan (LTDCP) account transferred to my TVA deferred compensation account.

I understand that I must be an employee of TVA at the time of the expiration of this agreement, or no payments or transfers under the Plan will be made by TVA, and any credits to my account will be extinguished. However, in the event that TVA terminates my employment during the term of this agreement through no act or delinquency of my own, this agreement is terminated as of the date of my termination and no further credits will be made under it and any credits in my account from this agreement, including interest or return as provided below, at the time of termination will become vested. If I elect below to have the balance of my LTDCP account transferred to my TVA deferred compensation account, all credits from this agreement will be paid out to me in accordance with my deferral election applicable to such credits or in accordance with otherwise applicable IRS rules. If TVA terminates my employment for cause prior to the expiration of this agreement, no payments will be made and my account balance will be extinguished. In the event of my death during the term of this agreement, my account balance will be paid to the person identified on my beneficiary designation form or, in the absence of such designation, to my estate, in a manner permitted by applicable IRS rules.

Interest will be credited to the balance reflected in my LTDCP account on the same basis as interest is calculated and credited under the TVA Deferred Compensation Plan. In the alternative, I may choose to have the balance of my LTDCP account adjusted based on the return of the funds I select under the same conditions as are contained in TVA’s Deferred Compensation Plan. I understand that I am solely responsible for the risk associated with any return elections that I make.

The Plan may be amended or discontinued by the Board. If the Board elects to discontinue the Plan, any credits to my account as of the date of termination of the Plan will be paid to me in accordance with applicable IRS rules. I elect the following option for payment upon expiration of this agreement:

___ __ Balance of account to be paid to me in a lump sum

___X__ Balance of account to be transferred to my TVA Deferred Compensation Plan account

I understand that nothing contained in this agreement shall be construed as conferring the right to continue in the employment of TVA as an executive or in any other capacity and that the payment election I have made is final (not revocable).

/s/ Charles Graham Pardee         4.23.13
Charles Graham Pardee                    Date